Exhibit 10.3

ESCROW AGREEMENT

ESCROW AGREEMENT (this “Agreement”) dated as of May 18, 2006 by and among SCOT HUNTER, individually and in his capacity as the Stockholders’ Representative for the stockholders and Optionholders of Nutrio.com, Inc. immediately prior to the Merger (as defined below) (“Representative”), eDIETS.COM, INC., a Delaware corporation (“Parent”), and ELLIOT P. BORKSON, P.A., as escrow agent (the “Escrow Agent”). Capitalized terms used in this Agreement and not otherwise defined in this Agreement shall have the meanings given such terms in the Merger Agreement (as defined below).

R E C I T A L S:

WHEREAS, upon the terms and subject to the conditions set forth in the Merger Agreement dated as of May 15, 2006 by and among Parent, Merger Sub, Nutrio.com, Inc., a Delaware corporation (“Nutrio”), Representative and certain Nutrio stockholders (as amended, modified or superseded, the “Merger Agreement”), Merger Sub will be merged with and into Nutrio (the “Merger”);

WHEREAS, in connection with the Merger, Nutrio stockholders (and Optionholders) will have their Shares converted into the right to receive the Merger Consideration (or Options cancelled in exchange for certain consideration), which includes in the aggregate $8,500,000 minus any Assumed Transaction Expenses (the “Aggregate Cash Consideration”);

WHEREAS, under the Merger Agreement, a portion of the Aggregate Cash Consideration otherwise payable to each Nutrio stockholder or Optionholder, in the aggregate amount of $250,000 (the “Escrow Consideration”), as set forth on Exhibit A attached hereto, is required to be deposited into escrow as security for breaches of representations, warranties or covenants of Nutrio, Nutrio stockholders and/or Nutrio Optionholders under the Merger Agreement or for any Working Capital Adjustment payment owed to Parent under the Merger Agreement; and

WHEREAS, as a condition to the Merger, the Escrow Consideration must be delivered to the Escrow Agent, the Escrow Consideration must be retained until the later of the satisfaction of any pending but unpaid claims for indemnification against Nutrio, any Nutrio stockholder or any Nutrio Optionholder in accordance herewith or the final determination of Working Capital in accordance with Section 3.9 of the Merger Agreement, and this Agreement must be entered into to govern the terms and conditions of said escrow arrangement.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Representative, Parent and Escrow Agent hereby agree as follows:

SECTION 1. Escrow Agent; Escrow Deposit.

(a) Parent and Representative hereby appoint Escrow Agent as the escrow agent hereunder to hold the Escrowed Funds (as defined below) in accordance with the terms of this Agreement. The Escrow Agent acknowledges receipt of two hundred fifty thousand dollars

($250,000) from Parent (the “Escrow Amount”), which has been deposited into an escrow account designated by the Escrow Agent and will be invested by the Escrow Agent pursuant to Section 3 of this Agreement.

(b) The Escrow Agent agrees to hold, administer and disburse the Escrow Amount, together with all interest and other net amounts earned or lost thereon and on all such interest and other net earnings (collectively, all such interest and earnings are referred to as “Escrow Earnings”; and the Escrow Amount and the Escrow Earnings are collectively referred to as the “Escrowed Funds”) pursuant to the terms of this Agreement.

(c) Parent acknowledges that Escrow Agent has acted and may continue to act as counsel for the stockholders and Optionholders of Nutrio (prior to the Merger) in connection with the Merger and with respect to such other matters as may arise from time to time. In the event of any dispute under this Agreement between the stockholders and Optionholders of Nutrio (prior to the Merger) and Parent, Escrow Agent shall continue the representation of such stockholders and Optionholders with respect to such dispute unless otherwise prohibited.

SECTION 2. Rights, Duties and Immunities.

(a) Acceptance by the Escrow Agent of its duties under this Agreement is subject to the following terms and conditions, which all parties to this Agreement hereby agree shall govern and control the rights, duties and immunities of the Escrow Agent:

(i) The Escrow Agent undertakes to perform such duties and only such duties as are expressly set forth herein, and no duties shall be implied; the Escrow Agent shall not be liable except for the performance of such duties and obligations as are expressly set forth herein.

(ii) The Escrow Agent shall not be responsible in any manner whatsoever for any failure or inability of Representative, Parent, or any third party, to deliver moneys to the Escrow Agent or otherwise to honor any of the provisions of this Agreement, the Merger Agreement or any other agreement.

(iii) Parent shall reimburse and indemnify and hold the Escrow Agent and its directors, officers, agents and employees (collectively, the “Indemnitees”) harmless from and against any and all liabilities, losses, damages, fines, suits, actions, demands, penalties, out-of-pocket costs and expenses (including reasonable out-of-pocket legal fees and expenses), any expense relating to the tax matters described in Section 4(e) hereof, and the costs and expenses of defending or preparing to defend against any claim (“Damages”) that may be imposed on, incurred by, or asserted against, the Indemnitees or any of them for following any written instruction or other direction upon which the Escrow Agent is authorized to rely pursuant to the terms of this Agreement. In addition to and not in limitation of the immediately preceding sentence, Parent also covenants and agrees to indemnify and hold the Indemnitees and each of them harmless from and against any and all Damages that may be imposed on, incurred by or asserted against the Indemnitees or any of them in connection with or arising out of the Escrow Agent’s performance under this Agreement, provided the Escrow Agent has not acted with gross negligence or engaged in willful misconduct. Upon the written request of any Indemnitee, Parent agrees to assume the investigation and defense of any claim, including the employment of counsel reasonably acceptable to the applicable Indemnitee and the payment of all reasonable expenses related thereto and, notwithstanding any such assumption, the Indemnitee shall have the right, and Parent agrees to pay the reasonable cost and expense thereof, to employ separate counsel with respect to any such claim and participate in the investigation and defense thereof in the event that such Indemnitee shall have been advised by counsel that there may be one or more legal defenses available to such Indemnitee which are in conflict with those available to either Representative or Parent. The provisions of this Section 2(a)(iii) shall survive any termination of this Agreement and the resignation or removal of the Escrow Agent for any reason. This Section 2(a)(iii) shall be subject to Section 5 herein.

(iv) The Escrow Agent shall not incur any liability for following the instructions herein contained or expressly provided for, or written instructions given jointly by Representative and Parent. The Escrow Agent shall be fully protected in acting or refraining from acting on and relying upon any written notice, direction, request, waiver, consent, receipt or other paper or document which the Escrow Agent believes in good faith to be genuine and to have been signed or presented by the proper party or parties as provided pursuant to this Agreement. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document. The Escrow Agent shall have no duty to solicit any payments that may be due it hereunder. The Escrow Agent shall have no responsibility at any time to ascertain whether or not any security interest exists in the Escrowed Funds or to file any financing statement or continuation statement under the Uniform Commercial Code of any jurisdiction with respect to the Escrowed Funds.

(v) The Escrow Agent shall not be liable for any error of judgment made in good faith, or for any act done or step taken or omitted by it in good faith or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, except its own willful misconduct or gross negligence.

(vi) Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(vii) In the administration of this Agreement and the Escrowed Funds hereunder, the Escrow Agent may execute any of its powers and perform its duties hereunder directly or through agents or attorneys and may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or its duties hereunder, and it shall incur no liability and shall be fully protected in respect of any action taken, omitted or suffered by it in good faith in accordance with the reasonable opinion of such counsel.

(viii) The Escrow Agent makes no representation as to the validity, value, genuineness or collectibles of any security, document or instrument held by or delivered to it.

(b) If a controversy or dispute arises between two or more of the parties hereto, or between any of the parties hereto and any person not a party hereto, as to whether or not or to whom the Escrow Agent shall deliver the Escrowed Funds or any portion thereof or as to any other matter arising out of or relating to the Escrowed Funds or this Agreement, the Escrow Agent shall, in its sole discretion, have the right to (but shall not be obligated to) either (i) refrain from taking any action in which case its sole obligation shall be to keep safely all property held in escrow including, without limitation, the Escrowed Funds until it shall be directed otherwise in writing by Representative and Parent, or (ii) commence any interpleader or similar actions or proceedings for determination of such controversy or dispute; provided, however, in no event shall the Escrow Agent commence any interpleader or similar action or proceeding if it shall have received written notice that such controversy or dispute shall have been settled pursuant to a written agreement among the parties to such controversy or dispute or by a final judgment of a court of competent jurisdiction, not subject to further appeal.

(c) The Escrow Agent shall not be entitled to receive an administration fee for ordinary services hereunder. However, the Escrow Agent shall be entitled to reimbursement of reasonable out-of-pocket fees, advances, disbursements and expenses (including reasonable attorneys’ fees if required) incurred by the Escrow Agent hereunder in the event that any controversy arises under or in connection with this Agreement or the Escrowed Funds or the Escrow Agent is made a party to or intervenes in any litigation pertaining to this Agreement or the Escrowed Funds (“Additional Expenses”). The Escrow Agent shall seek reimbursement for any Additional Expense from Parent and Representative (but if from Representative only from the Escrowed Funds). If Parent and Representative fail to reimburse Escrow Agent within twenty (20) days of Escrow Agent’s written request, Escrow Agent may then reimburse itself for Additional Expenses payable pursuant to this Section 2(c) by debiting such amount owed from the Escrowed Funds; provided, that, (i) the Escrow Agent shall give Representative and Parent ten (10) days’ prior written notice of its intent to deduct any such amount of Additional Expenses from the Escrowed Funds, and a reasonably detailed description of the nature of such amount; (ii) such Additional Expenses shall be borne equally by Representative and Parent; and (iii) Representative and Parent agree that the amount of Escrowed Funds payable to either party pursuant to Section 4 hereof shall be reduced by that party’s portion of Additional Expenses for which such party is charged pursuant to this Section 2(c).

SECTION 3. Investment of Escrowed Funds. During the term of this Agreement, the Escrowed Funds shall remain in a non-interest bearing account and shall not be invested.

SECTION 4. Release of Escrowed Funds. The Escrow Agent shall disburse the Escrowed Funds only in accordance with the following provisions:

(a) (i) At any time, and from time to time, during the period from the date of this Agreement through the later of (A) the date which is six (6) months after the date of this Agreement and (B) twenty (20) days after the date on which the Working Capital is finally determined pursuant to Section 3.9 of the Merger Agreement (such later date, the “Escrow Final Release Date”), Parent may give to the Escrow Agent and Representative one or more notices (each, a “Parent Notice”) indicating that Parent has determined that it may be entitled to receive payment pursuant to the indemnification provisions contained in Section 9.2(a) of the Merger Agreement. Upon receipt of a Parent Notice, the Escrow Agent shall: (I) if such Parent Notice sets forth the amount of a claim reasonably estimated by Parent, hold a portion of the Escrowed Funds equal to the amount of such claim as set forth in such Parent Notice (or, if the amount set forth exceeds the entire Escrowed Funds, the entire amount of the Escrowed Funds) in escrow until receiving notice of a Claims Determination (as defined in paragraph (c) below) with respect to such claim, or (II) if such Parent Notice states that the maximum possible Losses which may arise from such claim are not reasonably ascertainable by Parent, the Escrow Agent shall hold the entire amount of the Escrowed Funds then in its possession until a Claims Determination with respect to such claim has occurred, unless the Escrow Agent is subsequently notified by Parent of the maximum possible amount of such claim, and thereafter shall hold a portion of the Escrowed Funds equal to the maximum possible amount of such claim as set forth in such subsequent notice in escrow until a Claims Determination with respect to such claim has occurred. In the case of any claim, the maximum possible amount of which is not reasonably ascertainable by Parent at the time the Parent Notice of such claim is given, Parent shall notify the Escrow Agent and Representative of the amount of such claim promptly after such amount becomes reasonably ascertainable by Parent.

(ii) In the event a Working Capital Adjustment payment is owed to Parent by the Company Stockholders and the Optionholders under Section 3.9(e) of the Merger Agreement, the Stockholders’ Representative shall sign any notices or statements and send any notices or statements to the Escrow Agent as requested by Parent so that the Escrow Agent will release the amount of the Working Capital Adjustment payment to Parent out of the Escrowed Funds.

(b) On or after the Escrow Final Release Date, Representative may give written notice (the “Representative Release Notice”) to Escrow Agent and Parent requesting the Escrow Agent to disburse to Representative, in his capacity as Stockholders’ Representative, all of the remaining Escrowed Funds. Escrow Agent shall confirm in writing the calculation of the remaining Escrowed Funds with Parent prior to the disbursement of such amount to Representative. Upon receipt of such Representative Release Notice, subject to subsection (c) below, Escrow Agent shall disburse such amount to Representative, less (i) all Disputed Amounts (as defined below) and (ii) any other amounts then pending pursuant to all Parent Notices as of the Escrow Final Release Date.

(c) Simultaneously with (or promptly after) the delivery to the Escrow Agent of a Parent Notice, Parent shall give written notice to Representative stating that Parent may be entitled to payment of the Escrowed Funds (or any portion thereof) in accordance with the provisions hereof and of the Merger Agreement. If, within twenty (20) business days after receipt of a Parent Notice, the Escrow Agent has not received written notice from Representative disputing Parent’s right to payment of the Escrowed Funds (or any portion thereof), then the Escrow Agent shall promptly pay the Escrowed Funds or the claimed portion thereof to Parent. If, within such twenty (20) business day period, the Escrow Agent receives written notice from Representative disputing Parent’s right to payment of the Escrowed Funds or any portion thereof (such disputed amount being a “Disputed Amount”), then the Escrow Agent shall retain the Disputed Amount until (i) the Escrow Agent has received written evidence reasonably satisfactory to the Escrow Agent (a “Claims Determination”) that the rights of Parent and Representative have been finally resolved pursuant (A) to a written agreement between Parent and Representative or (B) to a binding final order of a court of competent jurisdiction or arbitrator (with respect to which the time for filing an appeal or request for reconsideration has lapsed), at which time the Escrow Agent shall disburse to Parent the Disputed Amount or such portion thereof to which Parent is entitled in accordance with such order and the remainder of such Disputed Amount, if any, shall thereupon cease having the character of a Disputed Amount with respect to that matter and shall either be held by the Escrow Agent pursuant to the terms hereof or be disbursed to Representative to the extent such amount would have been disbursed to Representative pursuant to Section 4(b) had such amount not been deemed a Disputed Amount with respect to that matter, or (ii) the Escrow Agent has received written instructions signed by Parent and Representative as to disposition of the Escrowed Funds (or any portion thereof), at which time the Escrow Agent shall promptly disburse the Escrowed Funds (or any portion thereof) in accordance with such written instructions. Subject to each party’s right to indemnification from the other under the Merger Agreement, each of Parent and Representative shall bear its own fees and expenses in connection with any proceedings hereunder.

(d) The Escrow Agent shall, in addition, disburse the Escrowed Funds (or any portion thereof) at any time in accordance with any joint written instructions signed by Parent and Representative received by the Escrow Agent.

(e) Parent and each Company Stockholder and Optionholder shall be responsible, pro rata based on their receipt of Escrowed Funds, for the calculation and payment of any and all tax obligations (including penalties and interest) imposed now or hereafter by any applicable law with respect to the investment and disbursement of the Escrowed Funds, and the preparation of any related tax returns and the costs associated therewith. Parent shall, under and subject to the provisions of Section 2(a)(iii) and Section 5, indemnify and hold the Escrow Agent harmless from and against any taxes, additions to tax for late payment, interest, penalties and other expenses related thereto, including, without limitation, any liability for failure to obtain proper certifications or properly to report to governmental authorities, that may be assessed against the Escrow Agent on any such investment, disbursement or other activities arising under this Agreement except resulting from Escrow Agent’s gross negligence or willful misconduct and Escrow Agent’s liability for any taxes, additions to tax for late payment, interest, penalties and other expenses related thereto with respect to any fees received by Escrow Agent in connection with this Agreement. Parent and Representative shall jointly instruct the Escrow Agent in writing with respect to the Escrow Agent’s responsibilities for withholding and other taxes, assessments or other governmental charges, certificates and governmental reporting in connection with its acting as Escrow Agent under this Agreement.

(f) Parent and Representative shall each, in the Notices section of this Agreement, provide the Escrow Agent with its Tax Identification Number (“TIN”) as assigned by the Internal Revenue Service. All interest or other income earned under the Escrow Agreement shall be allocated and paid as provided herein and reported by the recipient to the Internal Revenue Service as having been so allocated and paid.

(g) All payments of Escrowed Funds made by Escrow Agent to Parent in accordance with this Agreement in satisfaction of indemnification claims or Working Capital Adjustment payments owed to Parent under the Merger Agreement shall be allocated pro rata to each Nutrio stockholder and Optionholder based on the relative amount of the Escrow Consideration allocated to such stockholder or Optionholder under the Merger Agreement. All payments of Escrowed Funds made by Escrow Agent to Representative in accordance with this Agreement shall be allocated pro rata to each Nutrio stockholder and Optionholder, and paid by Representative to such Nutrio stockholder or Optionholder on a pro rata basis, in each case based on the relative amount of the Escrow Consideration allocated to such stockholder or Optionholder under the Merger Agreement. Each Nutrio stockholder’s and Optionholder’s allocable portion and percentage of the Escrow Consideration (and allocable percentage of any subsequent payments of Escrowed Funds to Representative) is set forth on Exhibit A attached hereto. Representative shall be solely responsible for distributing to Nutrio stockholders and Optionholders in accordance with this Section 4(g) the amount of any Escrowed Funds paid by Escrow Agent to Representative pursuant to this Agreement. Neither Escrow Agent nor Parent shall have any responsibility or liability for the allocation of any such Escrowed Funds among the Nutrio stockholders and Optionholders or the payment thereof to the Nutrio stockholders and Optionholders. The Nutrio stockholders and Optionholders shall look solely to Representative with respect to the determination of their entitlement to any Escrowed Funds and the amount thereof. For the avoidance of doubt, the Stockholders’ Representative is acting on behalf of the Nutrio stockholders and Optionholders under this Agreement, and shall be subject to the rights and obligations contained in Section 9.5 of the Merger Agreement.

SECTION 5. No Effect on Parent or Company Claims. Neither the Indemnified Parent Group nor the Indemnified Stockholder Group shall be precluded by the terms of this Agreement from pursuing any claim against the other arising out of the Merger Agreement or documents referred to therein (subject to the limitations contained therein), including claims relating to indemnification of the Escrow Agent under this Agreement. For the avoidance of doubt, any payment to Escrow Agent by Parent or Representative of indemnification obligations or Additional Expenses under this Agreement (including, without limitation, under Sections 2(a)(iii), 2(c) and 4(e)) shall be classified as “Parent Losses” or “Stockholder Losses” (as the case may be) under the Merger Agreement in connection with any claim for indemnification by Parent or Representative (as the case may be) under the Merger Agreement.

SECTION 6. Termination of Escrow Agreement. This Agreement shall terminate upon the distribution of all amounts held by the Escrow Agent in accordance with the provisions hereof.

SECTION 7. Successor Escrow Agent.

(a) The Escrow Agent may resign at any time and for any reason upon notice to Parent and Representative given at least thirty (30) days prior to the effective date of such resignation. Escrow Agent may be removed by the mutual consent of Parent and Representative upon thirty (30) days’ prior written notice to Escrow Agent. The Escrow Agent shall have no responsibility for the appointment of a successor escrow agent hereunder. Any successor escrow agent shall be a commercial bank or trust company having capital, surplus and undivided profits aggregating at least One Hundred Million United States Dollars (U.S. $100,000,000). Any successor Escrow Agent shall be appointed by the mutual agreement of Parent and Representative (except as otherwise provided in Section 15), shall execute and deliver to the predecessor Escrow Agent, Parent and Representative an instrument accepting such appointment and thereupon such successor Escrow Agent shall, without further act, become vested with all rights, powers and duties of the predecessor Escrow Agent as if originally named as Escrow Agent. If a successor Escrow Agent has not been appointed within thirty (30) days after any notice of resignation or removal, Escrow Agent may deliver all of the cash and other property in its possession under this Agreement to any court of competent jurisdiction. Upon such delivery or upon the delivery of such cash and other property to any successor Escrow Agent appointed as provided above, Escrow Agent shall be released from any and all duties, obligations and liability under this Agreement, except to the extent of any prior willful misconduct or gross negligence of Escrow Agent. Escrow Agent shall have the right to deduct from the Escrowed Funds transferred to any such successor Escrow Agent or to any such court any outstanding and unpaid expenses or fees that are reimbursable pursuant to the provisions of this Agreement.

(b) If the Escrow Agent receives a written notice signed by Parent and Representative stating that they have selected another escrow agent, any portion of the Escrowed Funds invested by the Escrow Agent shall be promptly liquidated, and the Escrow Agent shall deliver the Escrowed Funds to the successor escrow agent named in the aforesaid notice within ten (10) days of its receipt of such notice.

SECTION 8. Governing Law. This Agreement shall take effect as a sealed instrument and be construed under and governed by and enforced in accordance with the laws of the State of Florida without regard to its principles of conflicts of laws. Any action to which the Escrow Agent is a party brought hereunder shall be brought in the courts of the State of Florida, Broward County, or in the United States District Court for the District of South Florida. Each party hereto irrevocably waives any objection on the grounds of venue, forum non conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of said courts. Nothing in this Agreement shall modify or affect the dispute resolution mechanisms contained in Article 10 of the Merger Agreement as between Parent, on the one hand, and the Stockholders’ Representative, Nutrio, Nutrio’s stockholders and Nutrio’s Optionholders, on the other hand.

SECTION 9. Notices. All notices, requests, consents and other communications under this Agreement shall be in writing and shall be deemed given when (a) delivered in person, (b) delivered by private courier (with confirmation of delivery), (c) transmitted by telefax (with confirmation of transmission) or (d) five (5) business days after being deposited in the United States mail, first-class, registered or certified, return receipt requested, with postage paid, and

If to the Escrow Agent:	Elliot P. Borkson, P.A.
1313 South Andrews Avenue
Fort Lauderdale, FL 33316
Attn: Elliot Borkson, Esq.
Telephone: 954-462-6360
Facsimile: 954-462-5225

Wire Instructions:

Colonial Bank
707 S E 3rd Avenue
Ft. Lauderdale, Florida 33316
ABA# 062001319
Acct. # 8045057976
Account Name: Elliot P. Borkson, P.A. Escrow
Account

If to Parent:	eDiets.com, Inc.
3801 West Hillsboro Boulevard
Deerfield Beach, FL 33442
Attention: James Epstein, Esq.
Telephone: 954-360-9022
Facsimile: 954-360-9095

Wire Instructions:
SunTrust Bank, South Florida
515 E. Las Olas Blvd
Ft. Lauderdale, FL 33301
ABA# 061000104
Account# 0613000201139
Account Name: eDiets.com
Comments: Nutrio

with required copies (which shall not constitute notice) to:

Edwards Angell Palmer & Dodge LLP
350 East Las Olas Boulevard
Suite 1150
Fort Lauderdale, FL 33301
Attention: Jonathan E. Cole, Esq.
Telephone: 954-667-6124
Facsimile: 954-727-2601

If to Representative:	Scot Hunter
2843 Executive Park Drive
Weston, FL 33331
Telephone: 954-385-6766 (x118)
Facsimile: 954-385-6765

Wire Instructions:

Community Bank of Broward
1504 West Road
Weston, FL 33326
ABA# 067015258
Account# 3050001779
Account Name: Scot Hunter

with required copies (which shall not constitute notice) to:

Elliot P. Borkson, P.A.
1313 South Andrews Avenue
Fort Lauderdale, FL 33316
Telephone: 954-462-6360
Facsimile: 954-462-5225

or to such other address of which the addressee shall have notified the sender in writing. The burden of proving that notice has been delivered when notice is transmitted by telefax shall be the responsibility of the party providing such notice. In the event that the Escrow Agent determines, in its sole discretion, that an emergency exists, the Escrow Agent may use such other means of communications as the Escrow Agent reasonably deems advisable.

SECTION 10. Transfer Instructions; Reliance on Account Numbers.

(a) Subject to the provisions of Sections 3 and 4 governing the release of Escrowed Funds, in the event funds transfer instructions are given (other than in writing at the time of execution of this Agreement), whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated in Section 9 hereof and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. The parties to this Agreement acknowledge that such security procedure is commercially reasonable.

(b) It is understood that the Escrow Agent and the bank of any recipient of funds hereunder (the “Beneficiary”) in any funds transfer may rely solely upon any account numbers or similar identifying number provided by either of the other parties hereto to identify (i) the Beneficiary, (ii) the Beneficiary’s bank, or (iii) an intermediary bank. The Escrow Agent may apply any of the Escrowed Funds for any payment order it executes using any such identifying number, even where its use may result in a person other than the Beneficiary being paid, or the transfer of funds to a bank other than the Beneficiary’s bank, or an intermediary bank designated.

SECTION 11. Headings. The headings of the sections of this Agreement are inserted as a matter of convenience and for reference purposes only, are of no binding effect, and in no respect define, limit or describe the scope of this Agreement or the intent of any section hereof.

SECTION 12. Counterparts; Facsimile Signatures. This Agreement shall be effective upon delivery of original signature pages or facsimile copies (or copies transmitted by portable data format (pdf) file) thereof executed by each of the parties. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. The parties to this Agreement need not execute the same counterpart.

SECTION 13. Entire Agreement; Amendments. This Agreement and, as among the parties named therein, the Merger Agreement, represents the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, supersedes all prior negotiations between the parties, and can be amended, modified, supplemented, extended, terminated, discharged or changed only by an agreement in writing which makes specific reference to this Agreement and which is signed by all of the parties hereto.

SECTION 14. Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

SECTION 15. Assignment. Except as provided below, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (by merger or other operation of law or otherwise) without the prior written consent of the other parties, which consent will not be unreasonably withheld. Any corporation or association into which the Escrow Agent may be merged or with which it may be consolidated, or any corporation or association resulting from any merger or consolidation to which the Escrow Agent shall be a party, or any corporation or association to which the Escrow Agent may transfer all or substantially all of its corporate trust business, shall be the successor Escrow Agent hereunder, without the execution or filing of any paper or any further act on the part of the parties hereto, anything herein to the contrary notwithstanding. Notwithstanding the foregoing, Parent may (i) assign any or all of its right and interest hereunder to one or more affiliates, (ii) designate one or more of its affiliates to perform its rights and obligations hereunder and (iii) assign this Agreement to the surviving entity or Parent’s successor in any merger or consolidation involving Parent or in the sale of substantially all of Parent’s assets. Any attempted assignment in violation of this Section 15 shall be null and void.

SECTION 16. Merger Agreement. This Agreement is made pursuant to the Merger Agreement, and, as among the parties to the Merger Agreement, if there is any conflict between this Agreement and the Merger Agreement, the Merger Agreement shall control.

SECTION 17. Waiver. No waiver by a party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or performance.

SECTION 18. No Third Party Beneficiaries. Nothing herein shall create or establish any third-party beneficiary hereto nor confer upon any person not a party to this Agreement any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

Scot Hunter, in his capacity as Stockholders’ Representative for Nutrio’s stockholders and Optionholders

/s/ Scot Hunter
SCOT HUNTER

eDIETS.COM, INC.

By:	/s/ James Epstein
Name:	James Epstein
Title:	General Counsel

ELLIOT P. BORKSON, P.A.

By:	/s/ Elliot Borkson
Name:	Elliot Borkson
Title:	President

EXHIBIT A

Escrow Consideration

Name	Number of shares of Common Stock Post-Conversion	Option Shares	Total Common Stock and Option Shares	Percent Allocation of Escrow Consideration	Escrow Consideration
Steve Rattner	2,307,000	523,114	2,830,114	26.0686%	$65,171.00
Mike Feinberg	5,576,397	—	5,576,397	51.3649%	$128,412.00
Stewart Padveen	307,000	—	307,000	2.8278%	$7,069.00
Steve Spiro	486,000	237,779	723,779	6.6668%	$16,667.00
Scot Hunter	93,382	—	93,382	0.8602%	$2,150.00
Franco Harris	20,250	—	20,250	0.1865%	$466.00
Richard Pierce	93,779	—	93,779	0.8638%	$2,160.00
William J. Cunningham	95,250	—	95,250	0.8774%	$2,193.00
Nancy Collins	10,000	73,389	83,389	0.7681%	$1,920.00
Collin Birdsey	25,000	—	25,000	0.2303%	$576.00
Howard Greenfield	25,000	—	25,000	0.2303%	$576.00
Katie Greenfield	25,000	—	25,000	0.2303%	$576.00
Ronald Capano	25,000	—	25,000	0.2303%	$576.00
Sal Capano	50,000	—	50,000	0.4606%	$1,151.00
Zohar Mantzoor	50,000	—	50,000	0.4606%	$1,151.00
Rob Isbitts	25,000	—	25,000	0.2303%	$576.00
Steve Sadaka	102,265	—	102,265	0.9420%	$2,355.00
Baruch Levy	68,382	—	68,382	0.6299%	$1,575.00
Michael Puder	173,529	—	173,529	1.5984%	$3,996.00
Joseph Epstein	50,000	—	50,000	0.4606%	$1,151.00
Andrew Bandklayder	138,015	—	138,015	1.2713%	$3,178.00
GHS Holdings	36,765	—	36,765	0.3386%	$847.00
John M. Surgent	20,000	—	20,000	0.1842%	$461.00
Thomas Davis	—	132,833	132,833	1.2235%	$3,059.00
Thomas Davis	—	3,452	3,452	0.0318%	$79.00
Craig Walker	—	73,389	73,389	0.6760%	$1,690.00
Santaigo Alvarez-Vargas	—	3,378	3,378	0.0311%	$78.00
Sari Rothstein	—	1,351	1,351	0.0124%	$31.00
Nancy Kondracki	—	1,351	1,351	0.0124%	$31.00
Liz Rodriguez	—	3,378	3,378	0.0311%	$78.00

Total	9,803,014	1,053,414	10,856,428	100.0000%	$250,000.00